Exhibit 10.25

Private & confidential

Ivan Hruška

Kuzmányho 7

040 01 Košice

Slovakia

NESS Technologies, Inc.

January 29, 2004

Dear Ivan,

I am writing on behalf of NESS Technologies Inc. to offer you a position in NESS, on the following terms and conditions.

1. Duration of contract

You will join NESS Technologies Inc. on “at will” employment commencing March 1, 2004.

2. Position and responsibilities

You will be employed as Senior Executive (President NESS Europe) in NESS Technologies, Inc. and you will be reporting to the Executive Vice President for International Sales. You will be responsible for all operations of NESS in the territory of Europe. You will be seconded to Czech Republic to NESS Czech s.r.o.

3. Employment conditions

Your gross annual total compensation will be 322.700 EUR payable monthly (60% of the total compensation shall be a fixed salary component payable monthly, and 40% of the total compensation shall be a variable bonus related component payable 50% quarterly and 50% at the end of the year) excluding benefits listed below NESS will calculate the Czech income tax liability, settle it on your behalf and deduct the payment from the above gross salary.

The Bonuses are payable quarterly will be based on quarterly achieved EBIT results of the managed company (EBIT=Operating profit). Base for measurement is the agreed budgeted quarterly EBIT and the actual achieved EBIT. The quarterly maximum bonus payment may not exceed 50% of year end (YED) bonuses. After the audited YED results are finalized, the annual part of the bonus will be calculated and the balance will be paid on the basis of annual achieved EBIT vs. budgeted annual EBIT. The maximum Total Bonus payment will not exceed 100% of the agreed Budget.

You will be entitled to 25 days of vacation per annum in addition to local Czech public holidays. Your annual salary will be reviewed yearly each January.

NESS Czech will provide a car for your business and personal use. All company costs in respect of the car will be borne by NESS Czech excluding petrol for private usage.

Ness Czech will pay the health insurance premium for the BUPA International scheme, for you and your direct dependants. You will be liable for any charges not covered by the BUPA International scheme.

Ness Czech will pay for IAPA insurance cover.

NESS Czech will provide you with any necessary tools needed for successfully running the business, as agreed with you superior.

4. Termination

NESS Technologies Inc. reserves the right to summarily terminate this contract should you commit any acts that contravene the provision of this contract or are deemed to be a gross breach of professional conduct.

The notice period will be six (6) months for both parties commencing on the first day of the next calendar month following the calendar month in which the notice is properly delivered to the other Party

5. General

This offer letter does not constitute a legally binding agreement between the Parties unless supplement by an Employment Agreement signed by both Parties within 30 days after its signature by both Parties.

I look forward to you joining the company.  Please sign the attached copy of this letter to confirm your acceptance of these terms and conditions.

Yours sincerely

/s/ Raviv Zoller	/s/ Shai Onn
Raviv Zoller,	Shai Onn
CEO Ness Technologies, Inc.	President – European Operations
Ness Technologies, Inc.

I confirm acceptance of the above terms and conditions of employment:

Signed:	/s/ Ivan Hruška	Date:	2/26/04